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                                                                     Exhibit 3.1
                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          BUTLER MANUFACTURING COMPANY
                            (A Delaware Corporation)

                                   July, 1987

                                   ARTICLE I

The name of the corporation (hereinafter called the Corporation) is: BUTLER MANUFACTURING COMPANY.

                                   ARTICLE II

The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

The total number of shares of all classes of stock which the Corporation shall have authority to issue is thirteen million two hundred ten thousand (13,210,000) shares consisting of:

1. Thirteen million (13,000,000) shares of Common Stock without par value, and

2. Ten thousand (10,000) shares of Class A Preferred Stock of the par value of one hundred dollars ($100) per share, and

3. Two hundred thousand (200,000) shares of Class 1 Preferred Stock without par value.

                            CLASS A PREFERRED STOCK

The dividends payable on the Class A Preferred Stock shall be at the rate of four and one-half percent (4 1/2%) per annum, shall begin to accrue as of October 1, 1969, shall be payable quarterly on dates to be fixed by the Board of Directors, and shall be cumulative and payable before any dividends on the Common Stock or any other class of stock shall be paid or set apart, so that if in any year dividends amounting to the authorized rate shall not have been paid thereon, the deficiency shall be payable before any dividends shall be paid up or set apart for the Common Stock or for any other class of stock. In the event of liquidation or dissolution or winding up, whether voluntary or involuntary, of the Corporation, the holders of the Class A Preferred Stock shall be entitled to be paid in full both the par value of their shares and the unpaid dividends accrued thereon before any amount shall be paid to the holders of the Common Stock or to the holders of any other class of stock. The Preferred Stock shall be subject to redemption by the Corporation at any time upon payment of $102.50 per share and all unpaid accumulated dividends, the Corporation to give sixty (60) days notice in writing to the record holders of such stock by mailing same to the last known address of such record owner giving notice of such redemption to be made on a date certain. The Class A Preferred Stock shall have no voting power except that in the event four (4) consecutive quarterly dividends are not paid on the dates provided for payment, then such Class A Preferred Stock shall have voting power until such overdue dividends are paid.

                            CLASS 1 PREFERRED STOCK

The Board of Directors is expressly authorized to adopt, from time to time, a resolution or resolutions providing for the issuance of the Class 1 Preferred Stock in one or more series; to fix the number of shares
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in each such series and, except as may be otherwise provided in the Certificate of Incorporation, to fix the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of each such series; and, except as may be otherwise provided in the Certificate of Incorporation, to determine that shares of each such series shall have more than one vote, or one vote, or less than one vote, or shall have no voting rights.

                                   ARTICLE V

Section 1. BOARD OF DIRECTORS--POWERS. The property, business and affairs of this Corporation shall be managed by or under the direction of the Board of Directors.

Section 2. NUMBER, ELECTION AND TERMS OF DIRECTORS. The number of Directors of the Corporation shall be fixed from time to time by or in the manner provided by the Bylaws. Such Directors shall be classified with respect to the time for which they severally hold office into three classes. The three classes shall be designated Class A, Class B and Class C. Each class shall be as nearly equal in number as possible, as shall be provided in the manner specified in the Bylaws. The Class A Directors shall be elected initially for a term expiring at the annual meeting of stockholders to be held in 1987, the Class B Directors shall be elected initially for a term expiring at the annual meeting of stockholders to be held in 1988, and the Class C Directors shall be elected initially for a term expiring at the annual meeting of stockholders to be held in 1989, with the members of each class to hold office until their successors are elected and qualified. At each annual meeting of the stockholders of the Corporation, the successors to the class of Directors whose term expires at the meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election, and until their successors shall have been elected and qualified. Elections of Directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 3. STOCKHOLDER NOMINATION OF DIRECTOR CANDIDATES. Advance notice of nominations for the election of Directors, other than by the Board of Directors or a Committee thereof, shall be given in the manner provided in the Bylaws.

Section 4. NEWLY CREATED DIRECTORSHIPS AND VACANCIES. Newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors. Any Director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor shall have been elected and qualified. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

Section 5. REMOVAL OF DIRECTORS. Any Director may be removed from office with or without cause and only by the affirmative vote of the holders of 75% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of Directors, voting together as a single class.

Section 6. SHAREHOLDER ACTION. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the President or the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

Section 7. RIGHTS OF HOLDERS OF PREFERRED STOCK. The foregoing Sections 2, 3, 4, 5 and 6 of this Article V and Section 2 of Article III of the Bylaws are subject to the rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation authorized from time to time under Article IV, to elect additional directors, to fill vacancies in the offices of any such newly created directorships to remove any such additional directors with or without cause, and to call special meetings of the stockholders of the Corporation.


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Section 8. CERTAIN BYLAW AMENDMENTS. In addition to any affirmative vote required by law or this certificate of incorporation, Section 2 of Article III of the Bylaws shall not be altered, amended or repealed and no provision (whether to be contained in this Certificate of Incorporation or in the Bylaws) inconsistent therewith shall be adopted without the affirmative vote of the holders of at least 75% of the voting power of all the shares of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

Section 9. AMENDMENT, REPEAL, ETC. In addition to any affirmative vote required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least 75% of the voting power of all shares of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to alter, amend, adopt any provision (whether to be contained in this Certificate of Incorporation or in the Bylaws) inconsistent with, or repeal, this Article V or any provision of this Article V.

                                  ARTICLE VI

Section 1. VOTE REQUIRED FOR CERTAIN BUSINESS COMBINATIONS. In addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in Section 2 of this Article VI, the affirmative vote of the holders of at least 75% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class shall be required to approve or authorize a "Business Combination" (see Section 3 for the definition of Business Combination and certain other terms). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

Section 2. WHEN HIGHER VOTE IS NOT REQUIRED. The provisions of Section I of this Article VI shall not be applicable to any Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Certificate of Incorporation, if all of the conditions specified in either of the following subsections 2.1 and 2.2 are met:

2.1 APPROVAL BY DISINTERESTED DIRECTORS. The Business Combination shall have been approved by a majority of the Disinterested Directors.

2.2 PRICE AND PROCEDURE REQUIREMENTS. All of the following conditions shall have been met:

    (a) FAIR PRICE FOR COMMON STOCKHOLDERS. The aggregate amount of the cash and the Fair Market Value, as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

           (1) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers fees) paid by the Interested Stockholder in acquiring any shares of Common Stock;

           (2) the Fair Market Value per share of Common Stock on the date of the first public announcement of the terms of the proposed Business Combination (the "Announcement Date") or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Article VI as the "Determination Date"), whichever is higher.

    (b) FAIR PRICE FOR OTHER STOCKHOLDERS. The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this subsection 2.2(b) shall be required to be met with respect to every class of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):
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           (1) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers fees) paid by the Interested Stockholder in acquiring any shares of such class of Voting Stock;

           (2) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

           (3) the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

    (c) FORM OF CONSIDERATION. The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it. The price determined in accordance with subsection 2.2(a) and 2.2(b) of this Section 2 shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

    (d) NO REDUCTION IN DIVIDENDS OR ADDITIONAL STOCK ACQUISITIONS. After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination, and except as approved by a majority of the Disinterested Directors: (1) there shall have been no failure to declare and pay at the regular date therefore any full quarterly dividends (whether or not cumulative) on any outstanding stock having preference over the Common Stock as to dividends or upon liquidation; (2) there shall have been (a) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), and (b) no failure to increase such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock; and, (3) such Interested Stockholder shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

    (e) RESTRICTIONS ON FINANCIAL ASSISTANCE TO INTERESTED STOCKHOLDER. After such Interested Stockholder has become an Interested Stockholder, the Interested Stockholder shall not have received the benefit directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with the Business Combination or otherwise.

    (f) REQUIRED INFORMATION. A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public stockholders of the Corporation at least 30 days prior to the consummation of the Business Combination (whether or not the proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

Section 3. CERTAIN DEFINITIONS. For the purpose of this Article VI:

3.1 AFFILIATE AND ASSOCIATE. "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1986.

3.2 BENEFICIAL OWNER. "Beneficial Owner" shall have the meaning ascribed to it in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1986, except that a person, notwithstanding that it might not be so deemed under the provisions of Rule 13d-3, shall be deemed to be a Beneficial Owner of any shares of stock which are beneficially owned, directly or indirectly, by any of its Affiliates or Associates or by another person with which it or any of its


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Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of stock of the Corporation.

3.3 BUSINESS COMBINATION. "Business Combination" shall mean any of the following transactions:

    (a) any merger or consolidation of the Corporation or any Subsidiary with
(1) any Interested Stockholder or (2) any other corporation (whether or not itself an Interested Stockholder) which is or after such merger or consolidation would be, an Affiliate of an Interested Stockholder, or

    (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of a substantial amount of assets of the Corporation or any Subsidiary;

    (c) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for a substantial amount of cash, securities or other property (or a combination thereof);

    (d) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Stockholder or any affiliate of any Interested Stockholder; or

    (e) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of Equity Security of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder.

3.4 CONSIDERATION OTHER THAN CASH. In the event of any Business Combination in which the Corporation survives, the phrase consideration other than cash to be received as used in subsections 2.2(a) and 2.2(b) of this Article VI shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

3.5 DISINTERESTED DIRECTOR. "Disinterested Director" means any member of the Board of Directors who is unaffiliated with the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director who is unaffiliated with the Interested Stockholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

3.6 EQUITY SECURITY. "Equity Security" shall have the meaning ascribed to such term in Section 3(a)(11) of the Securities Exchange Act of 1934, as in effect on January 1, 1986.

3.7 FAIR MARKET VALUE. "Fair Market Value" means: (i) in the case of stock. the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange Listed Stocks, or, if such stock is not quoted on the Composite Tape on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation, or for an over-the-counter national market system security the highest closing sales price, with respect to a share of such stock during the 30 calendar day period preceding the date in question as reported by the National Association of Securities Dealers, Inc. Automated Quotations Systems or any system then in use, or if no such quotations or sales data are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.




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3.8 INTERESTED STOCKHOLDER.

    (a) "Interested Stockholder" shall mean any person (other than the Corporation, any Subsidiary, or any employee benefit plan of the Corporation) who or which:

           (1) is the beneficial owner, directly or indirectly, of 20% or more of the voting power of the outstanding Voting Stock; or

           (2) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 20% or more of the voting power of the then outstanding Voting Stock; or

           (3) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested
Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

    (b) For purposes of this subsection 3.8, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of subsection 3.2 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

    (c) For the purpose of determining whether a particular transaction is within the definition of "Business Combination" in subsection 3.3, a Person shall be deemed to be an Interested Stockholder if such Person meets the definition of Interested Stockholder in this subsection 3.8 on any of the following dates:

           (1) the date the definitive agreement relating to the transaction is entered into;

           (2) the date the transaction is authorized or approved by the Board of Directors of the Corporation;

           (3) the date, if any, fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting at which the transaction is to be considered; or

           (4) the date the transaction is consummated.

3.9 PERSON. A "person" shall mean any individual, firm, corporation or other entity.

3.10 SUBSIDIARY. "Subsidiary" means any corporation of which a majority of any class of Equity Security is owned, directly or indirectly, by the Corporation, provided, however, that for the purposes of the definition of Interested Stockholder set forth in subsection 3.8, the term "Subsidiary" shall mean only a corporation of which a majority of each class of Equity Security is owned, directly or indirectly, by the Corporation.

3.11 SUBSTANTIAL AMOUNT. The phrase "a substantial amount" shall mean property having an aggregate Fair Market Value equal to ten percent of the Corporation's total shareholders equity as reflected on the audited consolidated balance sheet of the Corporation as of the end of the latest fiscal year for which an audited consolidated balance sheet is available.

Section 4. POWERS OF THE BOARD OF DIRECTORS. A majority of the Directors shall have the power and duty to determine for the purposes of this Article VI, on the basis of information known to them after reasonable inquiry, (a) whether a person is an Interested Stockholder, (b) the number of shares of Voting Stock beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, (d) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any subsidiary in any Business


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Combination constitutes a Substantial Amount. A majority of the Directors shall have the further power to interpret all of the terms and provisions of this
Article Vl.

Section 5. NO EFFECT ON FIDUCIARY OBLIGATIONS OF INTERESTED STOCKHOLDERS. Nothing contained in this Article VI shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

Section 6. AMENDMENT, REPEAL, ETC. In addition to any affirmative vote required by law or this Certificate of Incorporation, the affirmative vote of the holders of 75% or more of the outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with this Article Vl or any provision of this Article Vl.

                                  ARTICLE VII

    Subject to other provisions of this Certificate of Incorporation, the Board of Directors is expressly authorized and empowered to make, adopt, alter, amend and repeal from time to time the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter and repeal any Bylaws made by the Board of Directors.

                                  ARTICLE VIII

    Section 1. ELIMINATION OF CERTAIN LIABILITY OF DIRECTORS. A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law ("DGCL"), or
(iv) for any transaction from which the director derived an improper personal benefit.

    Section 2. INDEMNIFICATION AND INSURANCE.

    (a) RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation, or who, while a director, officer or employee of the Corporation, is or was serving at the request of the Corporation as a director or officer of another enterprise, whether the basis of such proceeding is alleged action in an official capacity as a director or officer, or in any other capacity for the corporation while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the Corporation shall indemnify any such person seeking indemnity in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition: provided, however, that the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. For purposes of this Article VIII, the term "enterprise" shall include corporations, both profit and nonprofit, partnerships, joint ventures, trusts, employee plans and associations, and the term officer shall include with respect to partnerships, joint ventures, trusts or other enterprises, the offices of general partner, trustee or other fiduciary (as defined in the Employee Retirement Income Security Act, as amended). The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and


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effect as the foregoing indemnification of directors and officers.

    (b) CERTAIN LIMITS ON INDEMNITY. Notwithstanding anything contained in this Article VIII to the contrary, the Corporation shall not be liable, unless otherwise provided by separate written agreement, by-law or other provision for indemnity, to make any payment in connection with any claim made against the director or officer:

           (1) for an accounting of profits made from the purchase or sale by the officer or director of securities of the Corporation within the meaning of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto; or

           (2) for amounts paid in settlement of any proceeding effected without the written consent of the Corporation, which consent shall not be unreasonably withheld.

         (c) RIGHTS TO INDEMNITY SHALL BE CONTRACTUAL AND CONTINUING. The provisions of this Article VIII shall be deemed to be a contract between this Corporation and each person who serves as contemplated under Section 2(a) as a director or officer at any time while such provisions are in effect; they shall continue as to a person who has ceased to be a director or officer; and they shall inure to the benefit of his or her heirs executors and administrators. Such provisions may be limited or qualified as to service occurring subsequent to such limitation or qualification by authority of the Board of Directors of this Corporation; provided, however any such limitation or qualification or any other repeal or amendment of this Article VIII shall not affect any right or obligation then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

    (d) CERTAIN PROCEDURAL MATTERS.

           (1) In the event of payment under this Indemnity, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the director or officer.

           (2) The Corporation shall be entitled to participate at its expense in any proceeding for which a director or officer may be entitled to indemnity, and it may assume the defense thereof with counsel satisfactory to the director or officer unless the officer or director reasonably concludes that there may be a conflict of interest between the Corporation and the director or officer in the conduct of such defense.

           (3) If a claim under paragraph (a) of this Section is not paid in full by the Corporation within ninety (90) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense (including reasonable attorneys fees) of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnity the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

    (e) NON-EXCLUSIVITY OF RIGHTS. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or


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otherwise.

    (f) INSURANCE. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnity such person or enterprise against such expense, liability or loss under the DGCL.

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          BUTLER MANUFACTURING COMPANY


         Butler Manufacturing Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

         FIRST: That in accordance with Section 242 of the General Corporation Law of the State of Delaware at the annual meeting of stockholders duly called, noticed and held on April 16, 1996, the holders of a majority of the Corporation's outstanding stock of each class entitled to vote as a class, or otherwise, voted in favor of amending the first paragraph of Article IV of the Corporation's Restated Certificate of Incorporation to read as follows (the amended language is underlined):

           "The total number of shares of all classes of stock which the Corporation shall have authority to issue is twenty million two hundred
                                                   --------------------------
      ten thousand (20,210,000) shares consisting of:
      -------------------------

           1.  Twenty million (20,000,000) shares of Common Stock without par
               ---------------------------
               value, and

           2. Ten thousand (10,000) shares of Class A Preferred Stock of the par value of one hundred dollars ($100) per share, and

           3. Two hundred thousand (200,000) shares of Class 1 Preferred Stock without par value."
         SECOND: That its capital shall not be reduced under or by reason of said Amendment.

         THIRD: That it has caused its corporate seal to be affixed hereto and this Certificate to be signed by Richard O. Ballentine, its Vice President, and John W. Huey, its Assistant Secretary, this 18th day of April, 1996.

         The persons signing this Certificate acknowledge, under penalties of perjury, that it is the act and deed of the Corporation, and that the facts stated herein are true.

                                   BUTLER MANUFACTURING COMPANY


                                   By /s/ Richard O. Ballentine
                                      -------------------------------------
                                           Richard O. Ballentine, Vice President

ATTEST:



/s/ John W. Huey
- -------------------------------------------
John W. Huey, Assistant Secretary